                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Texas Instruments 2000 Long-Term Incentive Plan and the Burr-Brown Corporation 1993 Stock Incentive Plan of our reports dated January 24, 2000, with respect to the consolidated financial statements of Texas Instruments Incorporated included in its proxy statement for the 2000 annual meeting of stockholders and incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999 and the related financial statement schedule, as amended, included in Form 10-K/A, filed with the Securities and Exchange Commission.



Dallas, Texas
August 22, 2000